Exhibit 99.5

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement (the “Registration Statement”) of First Citizens BancShares, Inc. on Form S-4 and in the Joint Proxy Statement/Prospectus of First Citizens BancShares, Inc. and CIT Group Inc., which is part of the Registration Statement, of our written opinion, dated October 15, 2020 appearing as Annex E to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Summary—Opinions of CIT’s Financial Advisors—Morgan Stanley & Co. LLC”, “The Mergers—Background of the Mergers”, “The Mergers—CIT’s Reasons for the Mergers; Recommendation of CIT’s Board of Directors”, “The Mergers—Opinions of CIT’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC” and “The Mergers—Certain Unaudited Prospective Financial Information”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Graham H. Nix
	Name:	Graham H. Nix
	Title:	Executive Director

New York, New York
November 16, 2020